For Immediate Release
Contact:    Mark C. Layton                         Craig McDaniel, Vice
            President, Chief Executive             President and AE
            Officer and                            or Preston F. Kirk, APR
            Chief Operating Officer                Michael Burns & Associates
            or Thomas J. Madden                    (214) 521-8596
            Vice President - Finance and           cmcdaniel@mbapr.com
            Chief Financial Officer                kirkpf@flash.net
            Daisytek International Corporation
            (972) 881-4700
            mlayton@daisytek.com
            tmadden@daisytek.com

Daisytek International Reports 20th Straight Quarter of Record Results Company's Primary Growth Strategies Continue to Fuel Growth

DALLAS, TEXAS (May 5, 1998) - Daisytek International Corporation (Nasdaq: DZTK)
 - the world's leading wholesale distributor of consumable computer and office automation supplies - today reported record net sales and net income for the fourth quarter and fiscal year ended March 31, 1998. The results mark Daisytek's 20th consecutive quarter of record performance compared to year-ago quarters,and its 5th consecutive year of record performance.

  "March marked the end of another highly successful quarter and financial year for Daisytek," said Mark C. Layton, president, chief executive officer and chief operating officer. "Our targeted objectives of continuing to grow year-on-year revenue and net income at a rate of 20 percent were significantly overachieved this fiscal year. Revenue and net income for fiscal year 1998 (FY98) grew at a rate of approximately 25 percent versus the previous year, excluding the fourth quarter's one-time business integration expenses incurred related to the Steadi-Systems, Ltd. ("Steadi") acquisition. Congratulations to the entire Daisytek team on these very fine results."

  Net sales for the fourth quarter of FY98 increased 25.1 percent to $218.1 million, compared to $174.3 million for the fourth quarter of FY97. Net income, prior to the one-time expenses, for the fourth quarter of FY98 was $4.8 million, up 19.2 percent over FY97's fourth quarter net income of $4.0 million. During the fourth quarter of FY98, the company incurred approximately $0.7 million (pre-tax) in one-time business integration expenses relating to Steadi, a leading independent distributor of media products to the filmed entertainment and multimedia industries which it acquired during January 1998. Diluted earnings per share for the fourth quarter of FY98, excluding these one-time expenses, were $0.33 per share on 14.5 million shares, versus the prior fiscal year's fourth quarter of $0.29 per share on 13.8 million shares. After taking into account the one-time expenses, diluted earnings per share for the fourth quarter of FY98 were $0.30 per share.

  Net sales for FY98, increased 25.4 percent to $757.0 million, compared to $603.8 million for FY97. Net income prior to one-time expenses for FY98 was $16.6 million, up 24.3 percent over FY97's net income of $13.4 million. Diluted earnings per share for FY98, excluding one-time expenses, were $1.16 per share on 14.3 million shares, versus the prior fiscal year's earnings per share of $0.97 per share on 13.8 million shares. After taking into account the one-time expenses, Daisytek had diluted earnings per share of $1.13 per share for FY98.

  "We are extremely proud of Daisytek's fourth quarter operating income as a percent of net sales of approximately 4 percent, excluding the one-time Steadi integration expenses, which is at the top end of the company's targeted operating income range of 3.5 to 4 percent of net sales," Layton added. "Net income and earnings per share levels also grew strongly, but slightly more slowly, due to increased debt levels as a result of the Steadi acquisition, somewhat higher inventory levels due to attractive purchase terms from some suppliers and expanded inventory levels at Steadi."

                               (MORE)

Daisytek Fourth Quarter and Fiscal Year 1998 Earnings....Page 2

  "This quarter's financial results clearly reflect the impact of the acquisition of Steadi," said Layton. "Daisytek's gross profit margin and SG&A expense, excluding the one-time expenses, as a percent of net sales were more than 50 basis points higher than FY97's fourth quarter primarily due to the significantly higher gross profit and SG&A percentages in Steadi's business. Our overall objective for the Steadi acquisition, once the business integration is completed, is to offset pressures in gross profit as a percent of sales felt throughout our computer supplies wholesale business through maintaining Steadi's higher gross margin percentages while reducing its SG&A percentages."

  "This quarter saw significant achievements in each of Daisytek's primary growth strategies, " Layton noted. "We continue to focus on the growing computer consumables niche of the office supply industry, including new customer channels where we see consumer demand potential for our products, such as the grocery, drug and mass merchant channels. This quarter, we added new relationships in this customer channel with JC Penney Catalog and CVS Pharmacy."

  "Some of the most exciting news for the quarter relates to our strategy of marketing our telemarketing and distribution expertise as a product in themselves," Layton stated. "Priority Fulfillment Services (PFS), our subsidiary that provides outsourced logistics services to client companies worldwide, has recently entered into 5 new service arrangements. We are proud to welcome to the PFS family Apple Corporation, Exabyte and Tektronix. Further, we are very excited about two new arrangements with partners completely outside the technology industries, American Eagle Outfitters, a growing specialty retailer of casual clothing, and Thistle Hill, a leading manufacturer and catalog distributor of natural health products and supplements."

  "Our near-term outlook for our domestic computer supplies business, considering the maturing of this market and the much higher revenue base from which we operate, is for the company's domestic growth rate to settle around 15 percent," Layton emphasized. "We continue to target an international growth objective in the 25 to 35 percent range. Combining the domestic and international growth objectives with our PFS and acquisition initiatives, we continue to target year-on-year net sales and income growth rates of 20 percent."

                                  (MORE)

Daisytek Fourth Quarter and Fiscal Year 1998 Earnings....Page 3

Background: Daisytek is the world's leading distributor of computer and office automation supplies and accessories, such as inkjet and toner cartridges, diskettes and other data-storage media, copier supplies and printer ribbons. Serving more than 25,000 customer locations in over 50 countries, Daisytek distributes in excess of 10,000 consumable products from more than 150 manufacturers. Leading manufacturers Daisytek represents include Hewlett-Packard, Sony, Canon, Epson, Kodak, Okidata, Lexmark, IBM, Imation, Apple, Xerox, Panasonic, and Digital Equipment Corporation. Through its strategic alliance with FedEx, Daisytek provides next business day delivery throughout North America to its customers. Daisytek is headquartered in Plano, Texas, and maintains sales and distribution centers in Miami, Memphis, Mexico City, Singapore, Sydney, Toronto, and Vancouver. More information about Daisytek is available at www.daisytek.com.


The matters discussed in this news release and, in particular, information regarding future revenue, earnings and business plans and goals, consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and are subject to and involve risks and uncertainties which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, general economic conditions, industry trends, integration of acquired business units, the dependence upon and/or loss of key suppliers or customers, the loss of strategic product shipping relationships, customer demand, product availability, competition (including pricing and availability), concentrations of credit risk, distribution efficiencies, capacity constraints, technological difficulties, risk of international operations including exchange rate fluctuations and the regulatory and trade environment (both domestic and foreign). A description of these factors, as well as other factors which could affect the Company's business, is set forth in the Company's Prospectus dated March 26, 1998, and the Company's 10-K for the fiscal year ended March 31, 1997.

                    - financial statements follow -

                                (MORE)

Daisytek Fourth Quarter and Fiscal Year 1998 Earnings....Page 4

Daisytek International Corporation and Subsidiaries
Consolidated Statements of Operations
(In Thousands, Except Per Share Data)




                                Three Months Ended                Fiscal Year Ended
                               March 31, (Unaudited)                   March 31,
                         -------------------------------   --------------------------------
                           1998         1997     %Change     1998        1997       %Change
                         ---------   ---------   -------   ---------   ---------    -------


NET SALES                $ 218,061   $ 174,343    25.1%    $ 757,027   $ 603,814     25.4%

COST OF SALES              194,700     156,840    24.1%      679,726     543,848     25.0%
                         ---------   ---------             ---------   ---------
    Gross profit            23,361      17,503    33.5%       77,301      59,966     28.9%

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES   14,541      10,552    37.8%       47,684      36,630     30.2%
                         ---------   ---------             ---------   ---------
    Income from operations
     before one-time charges 8,820       6,951    26.9%       29,617      23,336     26.9%

ACQUISISTION INTEGRATION
  COSTS                        735          --                   735          --
                         ---------   ---------             ---------   ---------
    Income from operations   8,085       6,951    16.3%       28,882      23,336     23.8%


INTEREST EXPENSE             1,079         457   136.1%        2,698       1,677     60.9%
                         ---------   ---------             ---------   ---------
    Income before
        income taxes         7,006       6,494     7.9%       26,184      21,659     20.9%

PROVISION FOR INCOME TAXES   2,682       2,487     7.8%       10,024       8,292     20.9%
                         ---------   ---------             ---------   ---------
NET INCOME               $   4,324   $   4,007     7.9%    $  16,160   $  13,367     20.9%
                         =========   =========             =========   =========

INCOME PER
  COMMON SHARE:
    Basic                $    0.32   $    0.31     3.2%    $    1.19   $    1.03     15.5%
    Diluted              $    0.30   $    0.29     3.4%    $    1.13   $    0.97     16.5%

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING:
    Basic                   13,678      13,024                13,566      12,934
    Diluted                 14,513      13,798                14,343      13,826



Consolidated Balance Sheet Data
(In Thousands)



                                            March 31,          March 31,
                                              1998               1997
                                            ---------          ---------


Trade accounts receivable, net              $ 122,621          $ 90,778
Inventories, net of Priority
   Fulfillment Services Division            $  78,060          $ 54,426
Inventories, Priority Fulfillment
   Services Division                        $  11,634          $ 10,354
Trade accounts payable                      $  83,787          $ 69,321
Long-term debt, less current portion        $  12,655          $ 30,454
Shareholders' equity                        $ 139,370          $ 67,193







                                     -###-